Exhibit 99.1

TransEnterix Announces Sana Klinikum Offenbach to Initiate Program with the Senhance Surgical System

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--June 23, 2020-- TransEnterix, Inc. (NYSE American:TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced that the Sana Klinikum Offenbach has entered into an agreement to lease and utilize a Senhance® Surgical System. Located in the city of Offenbach am Main, the hospital is located close to Frankfurt and serves patients in the large Rhine-Main region of Germany.
“We are pleased that Sana Klinikum Offenbach has chosen to initiate a Senhance Digital Laparoscopic program,” said Anthony Fernando, president and chief executive officer at TransEnterix. “Germany continues to be a compelling location to realize the potential of surgery with Senhance, and this hospital will be the fourth hospital in Germany that offers Senhance to their patients. The deep experience and advanced laparoscopic skills of many German surgeons and the need for enabling technology at a responsible cost make Senhance a good choice for hospitals seeking to build robotics and digital surgery into their minimally invasive surgical offering.”
The Senhance System is the first and only digital laparoscopic surgical platform designed to maintain laparoscopic MIS standards while providing digital benefits such as haptic feedback, robotic precision, comfortable ergonomics, advanced instrumentation including, 3 mm microlaparoscopic instruments, eye sensing camera control and reusable standard instruments to help maintain per-procedure costs similar to traditional laparoscopy. The Senhance System is also the first machine-vision system in robotic surgery which is powered by the new intelligent Surgical Unit (ISU) that enables augmented intelligence in surgery.
“Senhance technology is a welcome addition to how we offer our patients the least invasive and most effective surgical care possible,” said Prof. Dr. Michael Lein, Head of the Department of Urology at Sana Klinikum Offenbach. “We were particularly pleased at how this system adds digital assistance in precision, control and vision to the foundation of laparoscopy which our surgical teams already perform with excellent results. The unique ability for the robot to have sensing of haptics and measuring forces applied in surgery is very important. The Senhance also adds advanced technology while helping to minimize waste and costs to our health system, which is more important than ever before in meeting our obligation to the health of all the people in the community we serve.”

About TransEnterix

At TransEnterix, Inc., we are digitizing the interface between the surgeon and the patient to improve minimally invasive surgery (MIS) through a new category of care called Digital Laparoscopy. Digitizing the interface enables the use of advanced capabilities like augmented intelligence, connectivity and robotics in laparoscopy, and allows us to address the current clinical, cognitive and economic shortcomings in surgery. The Senhance®ฏ Surgical System brings the benefits of Digital Laparoscopy to patients around the world while staying true to the principles of value-based healthcare. Learn more about Digital Laparoscopy with the Senhance Surgical System here: https://Senhance.com/. Now available for sale in the US, the EU, Japan, and select other countries. For a complete list of indications for use, please visit: https://www.transenterix.com/indications-for-use/.

About Sana Klinikum Offenbach
The Sana Klinikum Offenbach is an academic teaching hospital of the Johann Wolfgang Goethe-University Frankfurt and is one of the largest clinic facilities in the Rhine-Main region. As a maximum care hospital with over 900 planned beds, the clinic has 23 specialist clinics, 5 institutes and certified specialist centers as well as one of the largest emergency rooms in Hessen. Around 2,300 employees ensure that around 39,000 inpatients and 74,000 outpatients are optimally cared for every year with the latest medical diagnosis and therapy methods.
Forward-Looking Statements

This press release includes statements relating to the Senhance System and Sana Klinikum Offenbach initiating a program with the Senhance System. These statements and other statements regarding our future plans and goals constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the deep experience and advanced laparoscopic skills of many German surgeons and the need for enabling technology at a responsible costs will make the Senhance System a good choice for hospitals seeking to build robotics and digital surgery into their minimally invasive surgical offering. For a discussion of the risks and uncertainties associated with TransEnterix's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: TransEnterix, Inc.

For TransEnterix, Inc.
Investor Contact:
Mark Klausner, +1 443-213-0501
invest@transenterix.com

or

Media Contact:
Terri Clevenger, +1 203-682-8297
terri.clevenger@icrinc.com